EXHIBIT A


         Cover Letter to the Offer to Purchase and Letter of Transmittal


               [Robeco-Sage Triton Master Fund, L.L.C. Letterhead]


                         IF YOU DO NOT WANT TO SELL YOUR
                  UNITS OF LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

December 24, 2008

Dear Robeco-Sage Triton Master Fund, L.L.C. Member:

                  We are writing to inform you of important dates relating to a tender offer by Robeco-Sage Triton Master Fund, L.L.C. (the "Fund"). If you are not interested in tendering your units of limited liability company interests in the Fund (a "Unit" or "Units," as the context requires) at this time, please disregard this notice and take no action.

                  The tender offer period will begin on December 24, 2008 and will end at 12:00 midnight, Eastern time, on January 23, 2009. The purpose of the tender offer is to provide liquidity to members that hold Units. Units may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.


                  Should you wish to tender all or a portion of your Units for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than January 23, 2009. If you do not wish to tender your Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY OF YOUR UNITS AT THIS TIME.

                  All   tenders  of  Units  must  be   received  by  the  Fund's
Administrator, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by January 23, 2009.

                  If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Investor Services Team at our Administrator at (610) 676-8725.

Sincerely,


Robeco-Sage Triton Master Fund, L.L.C.